2100 XENON GROUP LLC

CODE OF ETHICS

INTRODUCTION

2100 Xenon Group LLC (the “Firm”) has adopted this Code of Ethics to promote the highest level of ethical conduct among our officers, managers and employees.  The Code of Ethics sets forth standards of conduct expected of the Firm’s supervised persons and addresses conflicts that arise from personal trading by access persons. The policies and procedures outlined in the Code of Ethics are intended to promote compliance with fiduciary standards by the Firm and its supervised persons. As a fiduciary, the Firm has the responsibility to render professional, continuous and unbiased investment advice, owes its clients a duty of honesty, good faith and fair dealing, must act at all times in the best interests of clients and must avoid or disclose conflicts of interest.  This Code of Ethics complies with the provisions Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and rule amendments under Section 204 of the Advisers Act.

This Code of Ethics is designed to:

•	Protect the Firm’s clients by deterring misconduct;
•	Educate employees regarding the Firm’s expectations and the laws governing their conduct;
•	Remind employees that they are in a position of trust and must act with complete propriety at all times;
•	Protect the reputation of the Firm;
•	Guard against violation of the securities laws; and
•	Establish procedures for employees to follow so that the Firm may determine whether employees are complying with its ethical principles.

This Code of Ethics is based upon the principle that the managers, officers and other employees of the Firm owe a fiduciary duty to, among others, the clients of the Firm to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with the Firm; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of the Chief Compliance Officer of the Firm to report material violations of this Code of Ethics to the Firm’s Board of Managers.

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PART 1. GENERAL PRINCIPLES

Our principles and philosophy regarding ethics stress the Firm’s overarching fiduciary duty to its clients and the obligation of Firm personnel to uphold that fundamental duty. In recognition of the trust and confidence placed in the Firm by its clients and to give effect to the belief that the Firm’s operations should be directed to benefit its clients, the Firm has adopted the following general principles to guide the actions of its employees:

1.
The interests of clients are paramount. All personnel must conduct themselves and their operations to give maximum effect to this belief by placing the interests of clients before their own at all times.

2.	All personal transactions in securities by personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of any client.

3.
All personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to a client, or that otherwise bring into question the person’s independence or judgment.

4.
All information concerning the specific security holdings and financial circumstances of any client is strictly confidential. Supervised persons are expected to maintain such confidentiality, secure such information and disclose it only for appropriate business purposes.

5.	All personnel will conduct themselves honestly, with integrity and in a professional manner to preserve and protect the Firm’s reputation.

Federal law requires that this Code of Ethics not only be adopted but that it must also be enforced with reasonable diligence. The Chief Compliance Officer will keep records of any violation of the Code of Ethics and of the actions taken as a result of such violations. Failure to comply with the Code of Ethics may result in disciplinary action, including termination of employment. Noncompliance with the Code of Ethics has severe ramifications, including enforcement actions by regulatory authorities, criminal fines, civil injunctions and penalties, disgorgement of profits and sanctions on your ability to be employed in an investment advisory business or in a related capacity.

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PART 2. SCOPE OF THE CODE OF ETHICS

A.    Persons Covered by the Code of Ethics

As used in this Code of Ethics, the term “supervised person” includes:

1.	Any manager, officer or member of the Firm (or other person occupying a similar status or performing a similar function);

2.	Any other full- or part-time employee of the Firm;

3.	Any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control; and

4.	Any temporary worker, consultant, independent contractor, certain employees of affiliates of the Firm, or any particular person designated by the Chief Compliance Officer.

As used in this Code of Ethics, the term “access person” includes any supervised person designated by the Chief Compliance Officer, who:

1.
has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any investment fund the Firm or its control  affiliates manage or of any investment fund in which the Firm’s clients have invested;

2.	is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic;

3.	is a director or officer or member of the Firm (or other person occupying a similar status or performing a similar function); o

4.	anyone so designated by the CCO.

Access persons that may be subject to another Code of Ethics that is compliant with Rule 204A – 1 of the Advisers Act and has been reviewed and approved by the Firm’s Chief Compliance Officer may not be subject to the trading restrictions and reporting requirements under this Code.  As the nature and philosophy of the Firm tends to expose a large range of supervised persons to client information, all employees are treated as access persons.

Family Members. Each access person must report personal securities transactions for any account in which he or she has a direct or indirect beneficial interest (such as a trust, estate or other account in which he or she has a present or future interest in the income, principal or right to obtain title to securities). For purposes of personal securities reporting requirements under the Code of Ethics, an immediate family member (including any relative by blood or marriage living in an access person’s household, including a domestic partner) is also an access person.

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B.    Securities Covered by the Code of Ethics

For purposes of the Code of Ethics and its reporting requirements, the term “covered security” means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Advisers Act. For this purpose the term also includes:

•	options on securities, on indexes and on currencies;
•	futures contracts;
•	interests in limited partnerships (including limited liability and other companies that are treated as partnerships for U.S. federal income tax purposes);
•	shares of foreign unit trusts and foreign mutual funds;
•	shares of closed-end investment companies;
•
shares of and/or interests in private investment funds, hedge funds, investment clubs and any other pooled investment vehicles exempt from registration under the Investment Company Act of 1940, as amended (the “Company Act”);

•	shares of “exchange traded funds” or ETFs; and
•
shares issued by open-end mutual funds that are advised or sub-advised by the Firm or its affiliates and unit investment trusts that are invested exclusively in one or more open-end funds that are advised or sub-advised by the Firm or its affiliates (“reportable funds”).

but specifically does not include:

•	direct obligations of the U.S. government;
•	bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;
•	shares issued by money market funds (domiciled inside or outside the United States); and
•
shares issued by open-end mutual funds that are not advised or sub-advised by the Firm or its affiliates and unit investment trusts that are invested in one or more open-end funds that are not advised or sub-advised by the Firm or its affiliates.

A list of reportable funds is disseminated quarterly to assist employees in understanding their obligations.

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PART 3. STANDARDS OF BUSINESS CONDUCT

The Code of Ethics sets forth standards of business conduct that the Firm requires of its supervised persons and that relate to the Firm’s and supervised persons’ fiduciary obligations. Supervised persons should maintain the highest ethical standards in carrying out the Firm’s business activities. The Firm’s reputation is one of its most important assets. Maintaining the trust and confidence of clients is a vital responsibility. This section sets forth the Firm’s business conduct standards.

A.           Compliance with Laws and Regulations. Each supervised person must comply with applicable federal securities laws.

1.	As part of this requirement, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

a.	to defraud that client in any manner;

b.	to mislead that client, including by making a statement that omits material facts;

c.	to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon that client;

d.	to engage in any manipulative practice with respect to that client; or

e.	to engage in any manipulative practice with respect to securities, including price manipulation.

B.           Conflicts of Interest. As a fiduciary, the Firm has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. In addition, the Firm imposes a higher standard by providing that supervised persons must try to avoid situations that have even the appearance of conflict or impropriety.

1.
Conflicts among Client Interests. Conflicts of interest may arise where the Firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, or accounts of close friends or relatives of supervised persons, etc.). Supervised persons are prohibited from engaging in inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.  Access persons are required to disclose any potential circumstances where the Firm or its supervised persons may have reason to favor the interests of one client over another client to the Chief Compliance Officer or his or her designate. If such designated person deems the circumstances to present a material conflict, the designated person must inform the Firm’s Board of Managers of the circumstances and seek the Board’s determination of the appropriate course of action.

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2.
Competing with Client Trades. Supervised persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions also are addressed more specifically in section D below.

3.	Other Potential Conflicts Provisions:

a.
Disclosure of Personal Interest. Access persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship or other material interest in the issuer, or its affiliates, to the Chief Compliance Officer or his or her designate, or, with respect to the Chief Compliance Officer’s interests, another designated senior officer. If such designated person deems the disclosed interest to present a material conflict, the access person may not participate in any decision-making process regarding the securities of that issuer.

1.	Note. This provision applies in addition to the Firm’s initial, quarterly and annual personal securities reporting requirements by access persons.

2.	Research Analysts. If a research analyst has a material interest in an issuer, the Chief Executive Officer or his or her designate will assign a different analyst to cover the issuer.

b.
Referrals/Brokerage. Supervised persons are required to act in the best interests of the Firm’s clients regarding execution and other costs paid by clients for brokerage services. As part of this principle, supervised persons will strictly adhere to the Firm’s policies and procedures regarding brokerage.

c.
Vendors and Suppliers. Each supervised person is required to disclose any personal investments or other interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of the Firm. Supervised persons with such interests are prohibited from negotiating or making decisions regarding the Firm’s business with those companies.

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d.
No Transactions with Clients (Principal Trades). Supervised persons are not permitted to knowingly sell to or purchase from a client any security or other property, except securities issued by the client.

C.           Insider Trading. Supervised persons are prohibited from trading, either personally or on behalf of others, while in possession of material nonpublic information and from communicating material nonpublic information to others in violation of the law.

1.
Penalties. Trading securities while in possession of material nonpublic information or improperly communicating that information to others may expose you to severe penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through violative trading, impose a penalty of up to three times the illicit windfall and can permanently bar you from the securities industry. You may also be sued by those seeking to recover damages for insider trading violations. Regardless of whether a government inquiry occurs, the Firm views seriously any violation of its insider trading policies, and such violations constitute grounds for disciplinary sanctions, including immediate dismissal.

2.	Material Nonpublic Information. The term “material nonpublic information” relates not only to issuers but also to the Firm’s securities recommendations and client securities holdings and transactions.

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Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information the disclosure of which will have a substantial effect on the price of a company’s securities. You should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments. Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material.

Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, The Wall Street Journal, other publications of general circulation, media broadcasts, over public internet websites and after sufficient time has passed so that the information has been disseminated widely.

Supervised persons shall not disclose any nonpublic information (whether or not it is material) relating to the Firm or its securities transactions to any person outside the Firm (unless such disclosure has been authorized by the Firm). Material nonpublic information may not be communicated to anyone, including persons within the Firm, with the exception of the Chief Compliance Officer.  Such information must be secured. For example, access to files containing material nonpublic information and computer files containing it should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private to avoid potential interception.

3.
Before executing any trade for yourself or others, including clients, a supervised person must determine whether he or she has access to material nonpublic information. If you think that you might have access to material nonpublic information, you should take the following steps:

a.	report the information and proposed trade immediately to the Chief Compliance Officer.

b.	do not purchase or sell the securities on behalf of yourself or others, including clients.

c.	do not communicate the information inside or outside the Firm, other than to the Chief Compliance Officer.

d.	after the Chief Compliance Officer has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm should take, if any.

D.           Personal Securities Transactions. All access persons will strictly comply with the Firm’s policies and procedures regarding personal securities transactions.

1.
Futures Trading. No access person may engage in futures trading, including commodity or foreign exchange trading, or trading in other types of securities that the Firm engages, without prior written approval by the Chief Compliance Office.  In addition, all futures trading accounts must be traded by and maintained with the Firm.

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2.
Limited/Private Offerings and Initial Public Offerings (“IPOs”)- Pre-Clearance. All access persons must pre-clear for their personal accounts purchases of any securities in limited or private offerings (commonly referred to as private placements) or IPOs.The Firm will maintain a record of any decision, and the reasons supporting the decision, to approve the personal acquisition of a private placement or IPO for at least five years after the end of the fiscal year in which the approval was granted. Before granting such approval the Firm will evaluate such investment to determine that the investment creates no material conflict between the access person and the Firm. The Firm may consider approving the transaction if it can determine that: (i) the access person is not misappropriating an opportunity that should have been offered to eligible clients, and (ii) the access person’s investment decisions for clients will not be unduly influenced by his or her personal holdings, and investment decisions are based solely on the best interests of clients. Any access person authorized to purchase securities in a private placement or IPOs shall disclose that investment when they play a part in the client’s subsequent consideration of an investment in that issuer.

3.
Short-Term Trading. No access person may profit in the purchase and sale, or sale and purchase, of the same (or equivalent) covered securities within sixty (60) calendar days. Trades made in violation of this prohibition should be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement and donated to charity.

Accounts managed by a third-party professional investment management firm are excepted from this short-term trading ban.  The Chief Compliance Officer may also allow exceptions to this policy on a case-by-case basis when the abusive practices that the policy is designed to prevent, such as front running or conflicts of interest, are not present and the equity of the situation strongly supports an exemption. An example is the involuntary sale of securities due to unforeseen corporate activity such as a merger. The ban on short-term trading profits is specifically designed to deter potential conflicts of interest and front running transactions, which typically involve a quick trading pattern to capitalize on a short-lived market impact of a trade by one or more clients. The Chief Compliance Officer shall consider the policy reasons for the ban on short-term trades, as stated herein, in determining when an exception to the prohibition is permissible. The Chief Compliance Officer may consider granting an exception to this prohibition if the securities involved in the transaction are not (i) being considered for purchase or sale by a client that serves as the basis of the individual’s “investment personnel” status or (ii) being purchased or sold by a client that serves as the basis of the individual’s “investment personnel” status and are not economically related to such securities. The Chief Compliance Officer shall retain a record of exceptions granted and the reasons supporting the decision.

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E.           Gifts and Entertainment.

1.
General Statement. A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the Firm and its clients. Supervised persons may not accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons may not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or the supervised person.

2.
Gifts. No supervised person may receive any gift, service or other item in a 12 month period with a value greater than $250 from the same person or entity that does business with or on behalf of the Firm. No supervised person may give or offer any gift in a 12 month period with a value greater than $250 to existing clients, prospective clients or any entity that does business with or on behalf of the Firm without pre-approval by the Chief Compliance Officer.  Any gift to a government official, advisers to pension plans or pension plan consultants must be pre-approved by the Chief Compliance Officer.

3.	Cash. No supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client or any entity that does business with or on behalf of the Firm.

4.
Entertainment. No supervised person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does, or seeks to do business with or on behalf of the Firm. Business entertainment events with a value greater than $500, including travel expenses or hotel accommodations must receive pre-clearance from the Chief Compliance Officer.  Any entertainment of a government official, advisers to pension plans or pension plan consultants must be pre-approved by the Chief Compliance Officer.

5.
Reporting. All gifts with a value greater than $250 and any entertainment with a value greater than $500 received or provided by the Firm and its supervised persons and any entertainment provided to a government official, advisers to pension plans or pension plan consultants must be reported to the Chief Compliance Officer who shall keep logs of all gifts and entertainment provided and received.

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F.           Political and Charitable Contributions. Firm employees are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. In addition, supervised persons are prohibited from considering the Firm’s current or anticipated business relationships as a factor in soliciting political or charitable donations. See, also, the Firm’s pay-to-play policy in Appendix L.

G.           Confidentiality. Supervised persons have the highest fiduciary obligation not to reveal confidential company information to any party that does not have a clear and compelling need to know such information and to safeguard all client information. Supervised persons must keep confidential at all times any nonpublic information they may obtain in the course of their employment at the Firm. This information includes but is not limited to:

a.	any client’s identity (unless the client consents), any information regarding a client’s financial circumstances or advice furnished to a client by the Firm;

b.	information on specific client accounts, including recent or impending securities transactions by clients and activities of the portfolio managers for client accounts;

c.	specific information on the Firm’s investments for clients (including former clients) and prospective clients and account transactions;

d.	information on Firm personnel, including their compensation, benefits, position level and performance rating; and

e.	information on the Firm’s business activities, including new services, products, technologies and business initiatives, unless disclosure has been authorized by the Firm.

Supervised persons may not disclose to persons outside the Firm any material nonpublic information about any client, the securities investments made by the Firm on behalf of a client, information about contemplated securities transactions or information regarding the Firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

H.           Service on a Board of Directors. Because of the high potential for conflicts of interest and insider trading problems, the Firm carefully scrutinizes any access person’s service on a board of directors of a public or private company, and such service is subject to disclosure upon or prior to employment and prior approval by the Chief Compliance Officer after the access person becomes an employee of the Firm. Any such authorization shall be based upon a determination that the board service is consistent with the interests of the Firm’s clients and the Firm. Authorization of board service shall be subject to the implementation by the Firm of a Chinese Wall or other procedures to isolate an access person from making decisions about trading in that company’s securities. Notification of a relevant access person’s directorships shall be made to the Chief Compliance Officer of any U.S. registered investment company the Firm advises or sub-advises by the Firm’s Chief Compliance Officer or his or her designee.

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I.           Other Outside Activities. Supervised persons may not engage in outside business interests or employment that could in any way conflict with the proper performance of their duties as employees of the Firm.

J.           Marketing and Promotional Activities. The Firm has instituted policies and procedures relating to its marketing, performance, advertising and promotional materials to comply with relevant securities laws. All oral and written statements by supervised persons, including those made to clients, their representatives, the public or the media, must be professional, accurate, balanced and not misleading in any way.

PART 4. COMPLIANCE PROCEDURES

A.           Personal Securities Transaction Procedures and Reporting.

1.
Pre-Clearance Procedures. Access persons are required to obtain written pre-clearance for personal account transactions in limited/private or initial public offerings.  The pre-clearance procedures are:

•	Submission of a written request by the requesting access persons, containing all relevant information about the proposed transaction;

•
The Chief Compliance Officer is the designated officer to preclear transactions, and in his or her absence or with respect to preclearance requests by the Chief Compliance Officer, the Chief Executive Officer; and

•	Written documentation of all authorizations, including time and signature of authorizing individual, shall be maintained by the Chief Compliance Officer.

2.	Reporting Requirements

a.
Holdings Reports. All access persons must submit to the Chief Compliance Officer (or his or her designate) a report of all holdings in covered securities, substantially in the form attached hereto as Exhibit A, within 10 days of becoming an access person and thereafter on an annual basis. The holdings report must include: (i) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each covered security in which the access person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit, including accounts that only hold exempt securities and any account in which any covered security may be traded; and (iii) the date the report is submitted. The information supplied must be current as of a date no more than 45 days before the annual report is submitted. For initial holdings reports the information must be current as of a date no more than 45 days before the person became an access person.

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b.
Quarterly Transaction Reports. All access persons must submit to the Chief Compliance Officer (or his or her designate) transaction reports no later than 30 days after the end of each calendar quarter, substantially in the form attached hereto as Exhibit B, covering all transactions in covered securities during the quarter. The transaction reports must include information about each transaction involving a covered security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. The reports must include: (i) the date of the transaction, the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security involved; (ii) the nature of the transaction (e.g., purchase, sale); (iii) the price of the security at which the transaction was effected; (iv) the name of the broker, dealer, or bank with or through which the transaction was effected; and (v) the date the report is submitted.

c.
Quarterly Brokerage Account Reports. All Access Persons must disclose to the CCO (or his or her designate) the following information about any account opened during the quarter containing securities held for the direct or indirect benefit of the Access Person or in which Covered Securities may be maintained: (i) the name of the broker, dealer or bank with whom the Access Person established the account; (ii) the date the account was established; and (iii) the date the report is submitted.  The report should be substantially in the form attached hereto as Exhibit B.

d.	Confidentiality of Reports. Reports submitted pursuant to this Code of Ethics shall be confidential and shall be provided only for legitimate business purposes.

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3.	Exempt Transactions

a.	Reporting Exemptions. Access persons need not submit:

i.    Any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control:however, existence of these accounts must be reported to the Chief Compliance Officer in the Holdings Report or Quarterly Transaction Report (as applicable) and additional information regarding the nature of such accounts may be requested by the Chief Compliance Officer in his/her discretion;

ii.    A transaction report with respect to transactions effected pursuant to an automatic investment plan, systematic withdrawal plan or a dividend reinvestment plan; and

iii.    A transaction report if the report would duplicate information contained in broker account statements that the Firm holds in its records, so long as the Firm receives the statements no later than 30 days after the end of the applicable calendar quarter.

4.
Duplicate Brokerage Statements. Access persons are required to submit copies of all account statements for all securities accounts with all annual/quarterly reports.  Access persons are encouraged to direct their brokers to provide the Chief Compliance Officer, on a timely basis, duplicate copies of such account statements for all securities accounts. The Firm may use such duplicate brokerage account statements in lieu of transaction reports required under this Code of Ethics, provided that all of the required information is contained in those statements.

5.
Monitoring of Personal Securities Transactions. The Chief Compliance Officer (or his or her designate) is required to review personal securities transactions and holdings reports periodically submitted by access persons under this Code. The Firm has instituted the following procedures to implement this requirement:

•	The Firm has designated the Chief Compliance Officer with the responsibility of reviewing and monitoring personal securities transactions and trading patterns of the Firm’s access persons.

•
The Firm will designate other individuals from time to time with the responsibility of reviewing and monitoring the personal securities transactions of the Chief Compliance Officer and for taking on the responsibilities of the reviewer in the reviewer’s absence.

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•	Review of personal securities holding and transaction reports by such persons will include:

i.           An assessment of whether the access person followed required internal procedures, such as pre-clearance;

ii.           Comparison of personal trading to any restricted lists;

iii.           An assessment of whether the access person is trading for his or her own account in the same securities he or she is trading for clients, and, if so, whether the clients are receiving terms as favorable as the access person takes for himself or herself;

iv.           Periodically analyzing the access person’s trading for patterns that may indicate abuse, including market timing; and

v.           An investigation of any substantial disparities between the percentage of trades that are profitable when the access person trades for his or her own account and the percentage that are profitable when he or she places trades for clients.

B.           Certification of Compliance

1.
Initial Certification. The Firm is required to provide all supervised persons with a copy of this Code of Ethics. The Firm requires all supervised persons to certify in writing that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with the terms of the Code.

2.
Acknowledgement of Amendments. The Firm will provide Supervised Persons with any amendments to its Code of Ethics and Supervised Persons will submit a written acknowledgement that they have received, read, and understood the amendments to the Code. The Firm and members of its compliance staff will make every attempt to bring important changes to the attention of employees.

3.	Annual Certification. All supervised persons are required annually to certify that they have read, understood, and complied with the Code of Ethics.

PART 5. RECORDKEEPING

The firm will maintain the following records in a readily accessible place pertaining to this Code of Ethics:

•	A copy of each Code that has been in effect at any time during the past five years;

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•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•
A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person of the Firm (these records must be kept for five years after the individual ceases to be a supervised person of the firm);

•	Holdings and transactions reports made pursuant to the Code, including any brokerage account statements made in lieu of these reports;

•	A list of the names of persons who are currently, or within the past five years were, access persons;

•
A record of any decision and supporting reasons for approving the acquisition of securities by access persons in covered securities and limited offerings for at least five years after the end of the fiscal year in which approval was granted

•	A record of persons responsible for reviewing access persons’ reports during the last five years. ; and

•	A copy of reports provided to the board of directors of any U.S. registered investment management company for which the Firm acts as adviser or sub-adviser regarding the Code.

PART 6. FORM ADV DISCLOSURE

If at any time the Firm is an investment adviser registered with the Securities and Exchange Commission, the Firm will disclose in Form ADV, Part 2 a description of the Firm’s Code of Ethics, and a statement that it will provide a copy of its Code of Ethics to any client or prospective client upon request.

PART 7. ADMINISTRATION AND ENFORCEMENT OF THE CODE

A.           Training and Education. The Chief Compliance Officer is responsible for training and educating supervised persons regarding the code. Such training will occur periodically and all supervised persons are required to attend training sessions deemed mandatory by the Chief Compliance Officer.  Certain supervised persons may be required to attend conferences or seminars or participate in training programs (including Internet based programs) to receive additional specialized training and education.

B.           Annual Review. The Chief Compliance Officer will review at least annually the adequacy of the Code and the effectiveness of its implementation.

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C.           Report to Senior Management. The Chief Compliance Officer is required to report to the Chief Executive Officer regarding the annual review of this Code and to bring all material violations to the attention of the Chief Executive Officer and, as appropriate, the  Firm’s Board of Managers.

D.           Registered Fund Clients.  On an annual basis, the Firm's Chief Compliance Officer shall prepare a written report describing any issues arising under the Code of Ethics, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to each registered fund client's Chief Compliance Officer for review by the registered fund client's Board of Trustees.

On an annual basis, the Firm's Chief Compliance Officer shall certify to the Board of Trustees of each registered fund client that the Firm has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

D.           Reporting Violations. All supervised persons must report violations of the Firm’s Code of Ethics promptly to the Chief Compliance Officer or, if such violation involves the Chief Compliance Officer, supervised persons may report violations directly to the Chief Executive Officer.

1.
Confidentiality. Any reports pursuant to the Firm’s Code of Ethics will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Supervised persons may submit any violation report referenced herein anonymously.

2.
Advice of Counsel. Supervised persons should consult with the Firm’s Chief Compliance Officer with respect to any action or transaction which may violate the Firm’s Code of Ethics and should also refrain from any action or transaction with might lead to the appearance of a violation of this Code.

3.
Alternate Designee. In case the Chief Compliance Officer or other primary designee is involved in the violation or is unreachable employees may report violations directly to any member of the Firm’s board of directors.

4.	Apparent Violations. The Firm encourages supervised persons to report “apparent” or “suspected” violations of the Code of Ethics in addition to actual or known violations of the Code.

5.	Retaliation. Retaliation against any supervised person who reports a violation with respect to the Firm’s Code of Ethics is prohibited and constitutes a further violation of this Code.

3/13/2012

E.           Sanctions. Any violation of the Firm’s Code of Ethics may result in disciplinary action that the Chief Compliance Officer or other Firm employee(s) responsible for its administration deem appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

Dated:	April 17, 2007
As Amended:	June 2007
December 2008 February 25, 2010

3/13/2012

EXHIBIT A

HOLDINGS REPORT

Name of Access Person:  ______________________________

Date of Submission:   _________________________________

Type of Report (check one):  ____  Initial Holdings Report (submitted within 10 days after becoming an access person)

 ____  Annual Holdings Report (submitted annually)

I.     Securities Accounts

Account Title and Beneficial Owner of Account	Broker/Institution Name and Address	Account Number

II.    Covered Securities

Title and Type of Security (include interest rate and maturity date)	Ticker or CUSIP	Number of Shares	Principal Amount	Broker Account Security is Held

I hereby acknowledge that (i) I received of a copy of the Code of Ethics (the "Code") for 2100 Xenon Group LLP (the "Firm”); (ii) I have read and understand the Code; and (iii) I recognize that I am subject to the Code as an "access person" of the Firm and agree to comply with the terms of the Code.  Information herein is current as of a date no more than 45 days prior to the date the report was submitted or the date I became an access person.

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A-1

I further certify that the information contained in this report is accurate and that listed above are all personal accounts and covered securities with respect to which I have direct or indirect beneficial ownership and are required to be reported pursuant to the Code of Ethics.

If I had any questions concerning the policies described in the Code of Ethics and my responsibilities under those policies and procedures, I have raised them with the Chief Compliance Officer and received satisfactory answers to my questions.

I understand that any violation(s) of the policies and procedures set forth in the Code of Ethics is grounds for immediate disciplinary action.  I certify that I have complied with, and affirm that I will continue to comply with, all applicable policies and procedures in the Code of Ethics.

By:  _______________________________
        Name:
        Date:

December 2008

A-2

EXHIBIT B

QUARTERLY TRANSACTION REPORT

Name of Access Person:  ______________________________

Date of Submission:   _________________________________

Report for Quarter Ended:  _____________________________

I.  New Securities Accounts Or Changes to Existing Accounts (example:  new account number)

Account Title and Beneficial Owner of Account	Broker/Institution Name and Address	Account Number	Date Account Opened

II.  Transactions

Title and Type of Security (include interest rate and maturity date)	Ticker or CUSIP	Date of Transaction	Number of Shares	Nature of Transaction (Buy or Sell)	Principal Amount	Price of Security	Broker Account Security is Held

I hereby certify that the information contained in this report is accurate and that listed above are all new brokerage accounts and securities transactions in covered securities with respect to which I have direct or indirect beneficial ownership and are required to be reported pursuant to the Code of Ethics during the quarter.

By:  _______________________________
        Name:
        Date:

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EXHIBIT C

Conflicts Questionnaire Supplement

The Firm is required to monitor employee circumstances which may pose a potential conflict with our management of client accounts.  Please complete this questionnaire and disclose the required information.  In addition, we will ask for a recertification of the information contained in the questionnaire annually.  You also must provide any changes to the information promptly to the Chief Compliance Officer.

A.
Please disclose the requested information for any entity (including any commercial business or not-for-profit organization) other than the Firm in which, or from which, you (1) receive compensation; (2) take an active role in making management decisions; (3) serve as an officer, director or general partner; or (4) provide any advice about investments.

Name of Entity:	Nature of Affiliation or Title:	Public Company
1.		Yes/No
2.		Yes/No
3.		Yes/No
4.		Yes/No
5.		Yes/No

None ___________

B.	Please disclose whether your spouse or any immediate family member (including your parents, child or siblings) currently conducts business or works for an entity that conducts business with the Firm.

Describe:

None ___________

December 2008

C-1

C.	Please disclose whether your spouse or any immediate family member (including your parents, children or siblings) currently works for a public company.

Describe:

None ___________

Please note that these questions are intended to be broad in scope.  If you have any question as to whether any particular arrangement or relationship should be disclosed on this form, please consult the Chief Compliance Officer or outside counsel.

Signature:  _________________________________

Print Name:  ________________________________

Date:  _____________________________________

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